EXHIBIT 10.13
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and becomes effective as of July 1, 2005 (the “Effective Date”) by and between Artes Medical USA, Inc. (“Employer” or “Company”) and Harald T. Schreiber (“Employee”).
RECITALS
     A. Employer is a Delaware corporation and is qualified to do business in the State of California. Employee has provided services to Employer as a consultant since approximately February 1, 2004; and the parties desire to memorialize their relationship in writing pursuant to the terms of this Agreement, which shall be a fully integrated agreement superceding any and all prior oral or written understandings, representations, promises, or agreements between the parties.
     B. The Parties desire that Employee serve Employer as an employee in the capacity of Chief Creative Officer as of the Effective Date.
     IN CONSIDERATION of the mutual promises and covenants of the Parties contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
     1. Employment. Employer hereby engages Employee to serve as Chief Creative Officer and Employee hereby accepts such engagement upon the terms and conditions set forth herein.
          a. Revocation of Prior Agreements/Assignment of Intellectual Property Rights. The parties hereby rescind and revoke that certain License Agreement dated as of June 25, 2005 (the “License Agreement”) and that certain Employment Agreement as of July 1, 2005 and all exhibits attached thereto (“Employment Agreement”) and agree that this Agreement and its exhibits shall supercede all such agreements and the License Agreement and Employment Agreement are hereby void and of no effect.
     2. Term. The term of this Agreement shall begin on the Effective Date stated above and shall remain in effect for four (4) years, unless terminated pursuant to Section 12. The Agreement shall continue from year to year after July 1, 2009, unless or until terminated pursuant to Section 12.
     3. Duties. Employee is employed to serve as Chief Creative Officer and shall perform such duties as are set forth on Exhibit A, those duties which are customarily performed by a Chief Creative Officer and such other duties as the Chief Executive Officer assigns from time to time. Employee acknowledges that he will report to the Chief Executive Officer who will be Employee’s supervisor until such time that such reporting requirements are modified by the Chief Executive Officer. As part of Employee’s duties, Employee acknowledges and understands that: (a) Employee will devote his utmost knowledge and best skill to the performance of his duties; (b) except as set forth otherwise below in Section 4, Employee will devote one hundred percent of his professional time, attention and skill to the Employer and his duties and responsibilities as the Chief Creative Officer; and (c) except as set forth otherwise below in Section 4, Employee will not engage in any other gainful occupation which requires his personal attention without prior consent of Employer, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.
     4. Non-Competition. During the Employment Term and for any subsequent period of time during which Employee continues to receive compensation from Employer, Employee shall not, without the prior written permission of Employer, directly or indirectly, (a) render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (b) engage in any Competitive Business for his own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship of capacity; (d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Employer or its affiliates while the Employee was employed by Employer. However, nothing in this Agreement shall preclude the Employee from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicity-traded equity securities of such competitor. “Competitive Business” shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes injectable material for soft tissue augmentation or (b) engages in any other business in which Employer is or has been involved during the twelve month period immediately prior to the termination of the Employee’s employment. Notwithstanding the foregoing, the parties acknowledge and Employer consents to the artistic and creative activities of Employee, including those performed as a professional photographer, which are not performed during Employee’s work hours and not for the benefit of Employer, so long as such activities do not interfere with his duties as an employee of Employer, as set forth above in Section 3 and are in compliance with the terms, conditions and obligations of this Section 4 and Exhibit B, attached hereto and incorporated herein by this reference.
     5. Confidentiality and Non-Disclosure. Employee shall not disclose any information relating to Employer, its employees or customers, and information regarding the affairs or operations of Employer, including Employer proprietary information, trade secrets, patents and customer lists, to any third party or parties during or after the term of this Agreement, without the prior written consent of Employer. Employee also shall not solicit, interfere with, or endeavor to entice away from Employer any of its customers or sources of supply. In connection with these obligations, Employee shall execute a Proprietary Information and Inventions Agreement attached hereto as Exhibit B.
     6. Limitations on Authority. The limitations on the authority of Employee to bind Employer with respect to agreements with third parties shall be in accordance with Employer’s policies and procedures as amended from time to time.

     7. Personnel Policies and Procedures. The Employer has established an Employee Handbook setting forth policies and procedures of the Employer and retains the authority to amend the provisions of the Employee Handbook and establish from time to time new or revised personnel policies and procedures to be followed by its employees. Employee agrees to comply with the Employee Handbook and any additional policies and procedures of the Employer. To the extent any provisions in Employer’s Employee Handbook or other personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.
     8. Compensation.
          a. Salary. Employee shall be paid a base salary of One Hundred Fifty-Five Thousand Dollars ($155,000.00) per year, subject to standard payroll deductions and withholdings, payable bi-weekly pursuant to the payroll procedures regularly established, and amended, by the Employer during the term of this Agreement.
          b. Stock Options and Warrants. As consideration for services rendered and in lieu of additional compensation prior to this Agreement, Employer and Employee acknowledge that Employee has been granted fully-paid warrants to purchase 42,500 shares of common stock in accordance with the terms of that certain Warrant Agreement attached as Exhibit C. No further warrants shall be granted as consideration for services after the Effective Date of this Agreement. In addition to the warrants in lieu of compensation, Employee has been granted options to purchase 135,000 shares of common stock on a vesting schedule set forth in that certain Stock Option Agreement, in the form attached hereto as Exhibit D and incorporated herein by this reference.
          c. Additional Consideration.
               i. The parties acknowledge and agree that in consideration of the assignment by Employee of all Rights in Proprietary Information to Employer created or produced by Employee or assigned to Employee by a third party prior to commencement of this Agreement (as set forth in the Proprietary Information and Inventions Agreement attached hereto as Exhibit B and executed by the parties as of the date of this Agreement), Employee shall be granted warrants to purchase 25,000 shares of common stock at an exercise price of $1.25 per share in accordance with the terms of that certain Warrant Agreement attached hereto as Exhibit E and incorporated herein by this reference.
               ii. The parties acknowledge and agree that in consideration of the quality of the materials created or produced by Employee and Employee’s efforts in promoting the brand name of the Company to date through his creative efforts, Employee shall be granted warrants to purchase an additional 50,000 shares of common stock at an exercise price of $1.25 per share in accordance with the terms of that certain Warrant Agreement attached hereto as Exhibit F and incorporated herein by this reference
          d. Consideration for Prior Services. Employee agrees that all consulting services rendered by Employee for the benefit of Company from and after March 25, 2004 through the date of this Agreement have been fully paid to Employee or to any affiliate or agent of Employee, including but not limited to Employee’s company, iCetera, LLC (“Affiliates”), and no consideration is due by Employer to Employee or any of Employee’s Affiliates for such consulting services, including any activities provided by Employee consisting of creating motion picture or still photography in any print or media format, as well as videotape, video disc, digital and any other mechanical or electronic means of recording and reproducing images created or produced on behalf of the Company and for its benefit.
     9. Fringe Benefits. Employee shall receive all such benefits for which Employee is eligible and which are available to all similarly situated employees as set forth in the Employer’s Employee Handbook and in accordance with all other policies and procedures of Employer regarding benefits of employment, as modified from time to time.
     10. Paid Time Off. Employee shall be entitled to Paid Time Off (PTO) for which Employee becomes eligible and which is available to all similarly situated employees as set forth in the Employer’s Employee Handbook and in accordance with all other policies and procedures of Employer regarding PTO and leave benefits, as modified from time to time. The parties agree that Employee is hereby granted one hundred and seventy-three (173) hours of PTO; and shall be subject on and after the date of this Agreement to all accrual requirements and limitations applicable to employees whose date of hire is July 1, 2005.
     11. Expenses. Employer shall reimburse Employee for reasonable and necessary expenses incurred by Employee in the ordinary course of business for Employer, in accordance with Employer’s policies and procedures.
     12. Termination. This Agreement and Employee’s employment shall terminate upon the happening of any one of the following events:
          a. Employee unilaterally elects to terminate employment with Employer by prior written notice;
          b. Circumstances occur that Employer determines in good faith make it impossible or impractical for Employer to continue its business, or as a result of a slow-down in business, or similar circumstance, Employer determines in good faith that Employee’s services are no longer needed;
          c. The death of Employee;
          d. The disability of Employee (permanent disability shall exist if, in the sole opinion of Employer, as determined in good faith, Employee suffers from a condition of mind or body that prevents him, after reasonable accommodation by Employer, from further performance of the essential functions of his position for a period of ninety (90) consecutive days in any twelve month period);
          e. Employee ceases to hold a valid and effective immigration visa, work permit, license(s) or approvals required by any rule, regulation, law or the bylaws of Employer, that is/are a prerequisite to Employee holding his position with Employer;

          f. Employer provides Employee written notice that Employee’s employment is being discharged for “good cause.” Employer has “good cause” to discharge Employee, for the reasons listed below:
               i. Employee fails or refuses to adequately and diligently perform the duties and responsibilities of his position with Employer and fails or refuses to cure such performance failure to Employer’s satisfaction within thirty (30) days after written notice thereof is given to Employee by Employer; or
               ii. Employee fails or refuses to comply with the policies, standards and/or rules of Employer, which Employer may from time to time establish or modify; or
               iii. Employee fails or refuses to act in accordance with any lawful direction or order of Employer; or
               iv. It is determined that Employee has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted or failed to act in a manner detrimental to the reputation, character or standing of Employer; including, but not limited to, theft or misappropriation of Employer’s assets, engaging in discriminatory or harassing conduct, the filing of false expense or related reports, or being convicted of (or pleading nolo contender to) a felony or a misdemeanor involving moral turpitude; or
               v. Employee violates any term or condition of this Agreement;
          g. Employer completes a “Change of Control,” as defined below, and after which Employee’s employment is terminated for any reason other than as set forth in Paragraphs 12(a), 12(c), l2(d), 12(e), or 12(t).
     “Change of Control” as used in this Agreement shall mean (a) the merger, acquisition or consolidation between Employer and any other entity, regardless of whether Employer is the surviving or disappearing entity; or (b) a sale or exchange of all or substantially all of the assets of Employer; unless the shareholders of record of Employer immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for such acquisition or sale or otherwise), hold at least fifty percent (50%) of the voting securities of the surviving or acquiring entity;
          h. Employer gives Employee sixty (60) days prior written notice of its intent to terminate this Agreement and Employee’s employment. At Employer’s option, Employer may terminate this Agreement immediately upon the giving of written notice and provide Employee with 60-days pay in lieu of notice;
     13. Obligations of Employee on Termination. Employee acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, notes, contracts, customer lists, Proprietary Information or Company Materials (as defined in the Artes Medical USA, Inc. Proprietary Information and Inventions Agreement attached hereto as Exhibit B), documents (in electronic, hard copy or other media), copies of any of the foregoing, and any equipment furnished to Employee by Employer, belong to Employer and shall be promptly returned to

Employer upon termination of employment. Further, upon termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer.
     14. Obligations of Employer on Termination.
          a. Upon termination of this Agreement and Employee’s employment for any reason set forth in Paragraphs 12(a), 12(c), 12(d), 12(e), or 12(f), Employer’s obligations to Employee under this Agreement shall be limited to: (a) the prorated payment of Employee’s salary through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus and incentive plan payments due Employee, if any, under any bonus or incentive plan in which Employee participated prior to termination; (c) the payment of any unused accrued PTO through the date of termination; and (d) the payment of any reimbursable business expenses that were documented by Employee prior to the termination of this Agreement in accordance with Employer’s expense reimbursement policies, and that were not reimbursed by Employer at the time of the termination of this Agreement. As of the date of termination of this Agreement, Employer’s obligations to Employee shall terminate and Employer shall have no further obligation to pay Employee, or Employee’s estate, beneficiaries, or legal representatives any compensation or any other amounts except as otherwise provided by law.
          b. Upon termination of this Agreement and Employee’s employment for any reason set forth in Paragraphs 12(b), 12(g), or 12(h), Employer’s obligations to Employee under this Agreement shall be limited to: (a) the prorated payment of Employee’s salary through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus and incentive plan payments due Employee, if any, under any bonus or incentive plan in which Employee participated prior to termination; (c) the payment of any unused accrued PTO through the date of termination; (d) the payment of any reimbursable business expenses that were documented by Employee prior to the termination of this Agreement in accordance with Employer’s expense reimbursement policies, and that were not reimbursed by Employer at the time of the termination of this Agreement; and (e) upon Employee’s execution and delivery to Employer of a full general release of claims against the Company, the payment of a lump sum equal to three (3) months base salary at Employee’s then current rate of compensation, less applicable withholdings and authorized deductions.
     15. Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between Employer and Employee concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the following terms. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.
          a. Claims Covered by the Agreement. Employee and Employer mutually consent to the resolution by final and binding arbitration of any and all disputes, claims, demands, causes of action, controversies — past, present or future — that either party could otherwise pursue in court that arise from or relate in any way to Employee’s hiring, employment, or termination of Employee’s employment with Employer, or any contracts or agreements between the parties. This includes any claim by Employer against Employee and any claim by

Employee against Employer, its directors, officers, employees, agents, partners, or pension or benefit plans administrators or fiduciaries, or franchisors, or any parent, subsidiary or affiliated company or corporation based on any state or federal law (including but not limited to claims for employment discrimination, retaliation or harassment, or based on the California Labor Code), as well as any common law claim (including claims for breach of contract, wrongful discharge, defamation, misrepresentation, fraud, and infliction of emotional distress). This Agreement does not affect Employee’s right to seek administrative relief from the United States Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Further, this Agreement does not cover claims Employee may have for workers’ compensation, unemployment compensation benefits, state disability benefits, or claims under the National Labor Relations Act. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional relief pursuant to California Code of Civil Procedure 1281.8 or any similar statute of an applicable jurisdiction.
          b. Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to the Chief Executive Officer of Employer. Arbitration may be initiated by Employer by serving or mailing a written notice to Employee at his last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.
          c. Arbitration Procedures.
               i. After demand for arbitration has been made by serving written notice under the terms of Section 14(b) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”) in San Diego, California. The arbitrator shall be selected from the AAA panel and the arbitration shall be conducted pursuant to AAA policies and procedures. All rules governing the arbitration shall be the rules as set forth by AAA.
               ii. The arbitrator shall apply the substantive law of the state of California, or federal law, or both, as applicable to the claim(s) asserted.
               iii. Either party may file a motion for summary judgment with the arbitrator under the Federal Rules of Civil Procedure. The arbitrator is entitled to resolve some or all of parties’ claims through such a motion.
          d. Arbitration Decision. The arbitrator’s decision will be final and binding. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.
          e. Arbitration Fees and Costs. Employer shall be responsible for the arbitrator’s fees and costs. Except as provided by statute, each party shall be responsible for its own attorneys’ fees.

          f. Waiver of Jury Trial/Exclusive Remedy. Employee and Employer waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in a court proceeding and/or by any administrative agency.
     16. Successors and Assigns. The lights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.
     17. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance to the laws of the State of California.
     18. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.
     19. Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.
     20. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.
     21. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and personally delivered or sent by mail to Employee’s last known residence address, or in the case of Employer, its principal place of business.
     22. Legal Counsel. Employee acknowledges that Employee has sought the advice of independent counsel of Employee’s own choosing, or has declined to do so, with respect to this Agreement. Employee further acknowledges that Employee fully understands Employee’s legal rights and obligations under this Agreement, and that Employee has read and understands this Agreement.
     23. Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement (including all exhibits attached hereto) represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or agreements with Employer or any agent thereof. Employee understands that no representative of Employer has been authorized to enter into any agreement or commitment with Employee which is inconsistent in any way with the terms of this Agreement.
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     IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

/s/ Harald Schreiber

Harald T. Schreiber

Artes Medical USA, Inc.

By:	/s/ Stefan Lemperle

Stefan Lemperle
Chief Executive Officer

Exhibit A
(Duties of Chief Creative Officer)
Employee’s duties shall include, but are not limited to, the following:
1.	Develop, define and manage the global creative direction of Artes Medical (“the Company”) and any affiliates;

2.	Define the corporate identity and guidelines for the Company and its brand;

3.	Execute the visual language of the Artes brand throughout the Company and product line;

4.	Develop, define and direct the execution of all visual branding on all Company collateral materials;

5.	Identify, research, develop and propose new and improved ways to communicate the branding mission of the Company and increase its brand value;

6.	Oversee and coordinate that the Company’s corporate branding mission will be upheld in the activities of the Company;

7.	Interact and cooperate closely with the marketing department of the Company, exchanging ideas on a regular basis and collaborate to ensure brand consistency and integration with the Company’s strategic plans;

8.	Work closely with marketing strategic objectives which are aimed at improving the Company’s ability to assist and respond to global market requirements.

9.	Activities consisting of creating motion picture or still photography in any print or media format, as well as videotape, video disc, digital and any other mechanical or electronic means of recording and reproducing images created or produced on behalf of the Company and for its exclusive, proprietary and perpetual benefit. This includes images or likenesses of any person made for or on behalf of the Company related in any way to the business of the Company.

Exhibit B
(Proprietary Information and Inventions Agreement)
Intentionally omitted.

Exhibit C
(Warrant to Purchase Common Stock Agreement)
Intentionally omitted.

Exhibit D
(Stock Option Agreement)
Intentionally omitted.

Exhibit E
(Warrant to Purchase Common Stock Agreement)
Intentionally omitted.